Exhibit 10.27

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS WARRANT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. THE NUMBER OF ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 13 OF THIS WARRANT.

Date: _______, 2022

To:

WARRANT

To purchase shares of

Holisto Ltd. (the “Company”)

at a per share price and subject to the terms detailed below

(the “Warrant”)

THIS IS TO CERTIFY THAT, ______________________(the “Holder”) is entitled to purchase Warrant Shares (as defined below), at any time and from time to time, during the Warrant Period (as defined below), at the Exercise Price (as defined below) per each share, all in accordance with the terms and conditions set forth herein.

1. Certain References.

Reference is hereby made to:

1.1. That certain Business Combination Agreement, by and among the Company, Moringa Acquisition Corp and Holisto Mergersub, Inc., dated June 9, 2022 (as amended, the “BCA”); and

1.2. That certain Loan Agreement, by and among the Company, the Holder and certain other parties described therein, dated on or around the date hereof (the “Loan Agreement”).

All capitalized terms herein which are undefined, shall have the meaning ascribed thereto in the BCA or in the Loan Agreement, as applicable.

2. Type and Number of Warrant Shares.

The type of shares into which this Warrant may be exercised is the most senior class of shares of the Company, outstanding at the time this Warrant is exercised, as may be adjusted in accordance with the provisions of Section 13 hereof (the “Warrant Shares”), and the maximum number of shares into which this Warrant may be exercised equals to (i) the fully diluted share capital of the Company as of immediately prior to the exercise of this Warrant (excluding however this Warrant and all other warrants issued under the Loan Agreement, as well as (unless this Warrant is exercised after the BCA has been terminated or expired without the Merger being consummated) the Merger Consideration, any Company Ordinary Shares reserved for issuance under the Equity Plan that are excluded from Total Company Shares pursuant to the BCA), any Safe agreements outstanding as of the date hereof (other than the Old SAFE Agreements) and any and all other agreements, securities or convertible securities which are entered into following the date hereof pursuant to which shares are issued or issuable at or following the Closing), as may be adjusted in accordance with the provisions of Section 13 hereof, multiplied by (ii) a fraction the numerator of which is the Warrant Amount (as defined below) and the denominator of which is the Company Valuation (as defined below).

“Warrant Amount” means 80% of the Principal Amount extended by the Holder to the Company under the Loan Agreement.

“Company Valuation” means (i) if this Warrant is exercised prior and subject to consummation of the Merger - US$400,000,000, or (ii) if this Warrant is exercised after the BCA has been terminated or expired without the Merger being consummated, then the lower of (A) US$400,000,000, and (B) the Company pre-money valuation determined in the first fixed-price equity financing round occurring after the termination or expiration of the BCA and in which round at least 25% of the Company’s fully diluted share capital at such time is issued to investor(s).

3. Exercise Price.

The exercise price for each Warrant Share purchasable hereunder shall be US$0.0001, subject to adjustments as set forth herein (the “Exercise Price”).

4. Warrant Period.

4.1. This Warrant may be exercised, in whole or in part, commencing on the date hereof and until the earlier of (i) lapse of 36 months from the date hereof, (ii) the consummation of an M&A Event (as defined below), including for the avoidance of doubt, the Merger, and (iii) the consummation of an IPO (as defined below) (the “Warrant Period”), including for the avoidance of doubt, the listing contemplated under the BCA.

For the purposes hereof an “M&A Event” means (i) the sale or other disposal of all or substantially all shares, assets or intellectual property of the Company, which may include the sale of its subsidiaries, if any, taken as a whole (including an exclusive license to the Company's intellectual property which has the economic effect of a sale of all or substantially all of the Company's intellectual property), or a merger, reorganization or consolidation of the Company; excluding in each case a transaction in which shareholders of record immediately prior to such transaction will hold, directly or indirectly, fifty percent (50%) or more of the voting and economic rights of the surviving or transferee entity, as applicable, immediately following such transaction, by virtue of their shareholding in the Company prior to such transaction (or in case such surviving or acquiring entity is a wholly owned subsidiary – of its parent); (ii) any other transaction in which control of the Company (over 50%) is transferred (other than an IPO or other bona fide financing transaction).

For the purposes hereof an “IPO” means either (i) the closing of the Company's first firm commitment underwritten initial public offering of the Company's Ordinary Shares, pursuant to a registration statement filed under the Securities Act of 1933, as amended, or equivalent securities act of another jurisdiction, or (ii) the closing of a transaction resulting in the initial registration of the Company's Ordinary Shares (or initial or continued registration of the class of securities exchanged for Company securities in such transaction) under the Securities Exchange Act of 1934, as amended (or equivalent securities law of another jurisdiction).

4.2. To the extent that this Warrant was not exercised on or prior to the last day of the end of the Warrant Period, then this Warrant shall automatically expire and be null and void, as of the first day immediately following the end of the Warrant Period. For clarity, if this Warrant was not exercised prior to the “Closing” (as defined in the BCA), this Warrant shall automatically expire and be null and void as of immediately prior and subject to the Closing.

4.3. The Company shall provide the Holder with written notice of any M&A Event or an IPO simultaneously with the notice of the same to the Company’s shareholders (in their capacity as such).

5. Exercise for Cash.

5.1. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company an executed copy of this Warrant, accompanied by a written notice of exercise in the form attached hereto as Exhibit A (the “Exercise Notice”) and payment therefor as set forth below.

5.2. Payment of the Exercise Price to the Company for the number of Warrant Shares specified in such notice shall be made within 2 Business Days (i.e. such date when majority of the banks in Israel are open for business) following the submission of the Exercise Notice, by wire transfer to an account designated by the Company, in immediately available funds, in US$.

6. Net Exercise.

6.1. In lieu of payment of the Exercise Price, the Holder may, in its sole and absolute discretion, elect to convert this Warrant, in whole or in part, into such number of Warrant Shares, as calculated pursuant to the following formula:

Where:

X =	the number of Warrant Shares to be issued to the Holder;

Y =	the number of Warrant Shares (as adjusted to the date of such calculation), underlying the portion to which this Warrant would have been exercised assuming a cash exercise pursuant to Section 5 above;

A =	the Fair Market Value (as defined below) of one Warrant Share;

N =	the par value price of each Warrant Share; and

B =	Exercise Price per share (as adjusted to the date of such calculation in accordance with the terms of this Warrant).

For the purposes of this Warrant, “Fair Market Value” means:

(i)	if the Company’s shares are then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market, the average closing price of such class of shares as that of the Warrant Shares, reported for the 10 consecutive trading days period immediately before the date on which Holder delivers its Exercise Notice to the Company; or

(ii)	in the event that the Fair Market Value cannot be determined in the manner set forth in (i) above, then the Fair Market Value of a Warrant Share, shall be determined in good faith by the Board of Directors of the Company, within 14 days from the date on which the Holder informs the Company of Holder’s decision to exercise this Warrant, along with an executed Exercise Notice, in which the “Net Exercise” option is checked and in which the Exercise Price is designated as “pending determination of the Board of Directors of the Company”.

7. Issuance of the Warrant Shares.

7.1. Upon delivery of the Exercise Notice (and, to the extent the Warrant is exercised for cash, the payment of the Exercise Price pursuant to Section 5 above), the Company shall issue promptly to the Holder the Warrant Shares to which the Holder is entitled thereto.

7.2. Upon receipt by the Company of the Exercise Notice (and, to the extent the Warrant is exercised for cash, the payment of the Exercise Price pursuant to Section 5 above), the Holder shall be deemed to be the Holder of the Warrant Shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed and that certificates representing such Warrant Shares shall not then be actually delivered to the Holder. No fractions of shares shall be issued in connection with the exercise of this Warrant and the number of Warrant Shares shall be rounded to the nearest whole number.

7.3. In the event of exercise of a portion of this Warrant, the Company shall concurrently issue to the Holder a replacement Warrant on the same terms and conditions as this Warrant but representing the number of Warrant Shares remaining after such partial exercise.

8. Reservation of Shares; Preservation of Rights of Holder.

8.1. The Company hereby agrees and undertakes that during the Warrant Period it will maintain and reserve, free from preemptive or other participation rights, such number of authorized but un-issued Warrant Shares so that this Warrant may be exercised in accordance with its terms.

8.2. The Company further agrees and undertakes that it will not, by amendment of its organizational documents or through reorganization, recapitalization, voluntary liquidation, consolidation, merger, dissolution, winding up or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company, or impair the economic interest of the Holder in connection herewith, but will at all times in good faith assist in carrying out all of the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to fulfill the provisions hereof.

9. Representations and Covenants of the Company.

Without derogating from any representation or covenant set forth in the Loan Agreement, the Company hereby represents and covenants to the Holder as follows:

9.1. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Warrant, the performance of all obligations of the Company hereunder, have been taken or shall have been taken by the date hereof.

9.2. This Warrant is duly executed and at the applicable closing shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

9.3. The Warrant Shares are or will be immediately prior to their issuance duly authorized and reserved for issuance by the Company, and the Warrant and the Warrant Shares when issued in accordance with the terms hereof, will be validly issued, fully paid (upon payment of the aggregate Exercise Price thereof in full, if exercised pursuant to Section 5 above) and non-assessable and free and clear from any third party rights, other than restriction on transfer provided for herein, and Company’s Articles of Association as in effect from time to time. The issuance of this Warrant and the Warrant Shares will not be subject to any preemptive rights (or other similar rights) and/or any other third-party rights and will not trigger any anti-dilution protection or similar rights.

10. Representations and Warranties of the Holder.

The Holder represents and warrants to the Company as follows:

10.1. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and, unless this Warrant is exercised in the framework of an IPO of the Company or in the framework of the Merger, not with a view to the public resale or distribution within the meaning of the Securities Act of 1933, as amended (the “Act”). Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Warrant Shares.

10.2. Unless this Warrant is exercised in the framework of an IPO of the Company or in the framework of the Merger, the Holder understands that (i) the Warrant Shares have not been registered under Israeli laws (including but not limited to the Israel Securities Law - 1968) or other securities laws (including but not limited to the U.S. Securities Act of 1933, as amended (the “Securities Act”)), (ii) there is no established market for the Warrant Shares, and that no public market is presently foreseeable and that Company has made no assurances that a public market will ever exist for the Warrant Shares, and (iii) there is no assurance that any exemption from registration under Israeli or foreign securities laws will be available and that, even if available, such exemption may not allow the Holder to transfer all or any portion of the Warrant Shares, under the circumstances, in the amounts or at the times the Holder might propose.

11. Lock-Up Agreement and Support Agreement.

Recognizing that the Holder is a party to (i) that certain Shareholder Voting and Support Agreement, made on or around June 2022, by and among the Holder, the Company and Moringa Acquisition Corp (the “Support Agreement”), and (ii) that certain Lock-Up Agreement, made on or around June 2022 (the “Lock-Up Agreement”, and together with the Support Agreement, the “BCA Ancillary Agreements”), pursuant to which BCA Ancillary Agreements the Holder has agreed to certain obligations, undertakings and restrictions, related to aspects of Holder’s shareholding in the Company, in the context of the transactions contemplated under the BCA, all as set forth in such BCA Ancillary Agreements, the Holder hereby irrevocably and completely agrees and undertakes that this Warrant and any and all Warrant Shares issued or issuable to the Holder under this Warrant, are and shall be subject, for all intents and purposes, to all of the terms and conditions of the BCA Ancillary Agreements, as if this Warrant and such Warrant Shares have already been held by the Holder at the time the BCA Ancillary Agreements were executed, and accordingly, all of the terms and conditions of the BCA Ancillary Agreements, in their entirety and without exception, shall apply to this Warrant and any and all Warrant Shares, issued or issuable to the Holder under this Warrant. Further, all of the undertakings and obligations of the Holder under the BCA Ancillary Agreements, shall automatically apply to the Holder in its/his/her capacity as the holder of this Warrant and of any and all Warrant Shares issued or issuable hereunder, as and when issued (without, for the avoidance of doubt, derogating from any undertakings and obligations of the Holder under the BCA Ancillary Agreements, existing prior to the date of this Warrant). By executing this Warrant the Holder acknowledges and agrees that such execution shall, ipso facto, (i) subordinate this Warrant and any and all Warrant Shares, issued or issuable to the Holder under this Warrant, to all of the terms and conditions of the BCA Ancillary Agreements, and (ii) apply all of the terms and conditions of the BCA Ancillary Agreements to the Holder, in its/his/her capacity as the holder of this Warrant and the Warrant Shares, as and when issued (in addition to all existing undertakings and obligations of the Holder under the BCA Ancillary Agreements), in each case, without the requirement for any further action or for the execution of any other document by the Holder, the Company, Moringa Acquisition Corp or any other party whatsoever.

12. Exchange or Loss of Warrant.

Without derogating form the provisions of Section 5.1, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and upon surrender and cancellation of this Warrant, if mutilated, and, if required, applicable indemnification of the Company by the Holder, the Company will execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and date.

13. Adjustments.

The number and kind of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows, as long as this Warrant remains in effect in accordance with the terms thereof (in this Section 13, the term “ex-day” shall have the meaning defined in the TASE regulations and the directives pursuant thereto from time to time):

13.1. Adjustments due to distribution of bonus shares. If, at any time, the Company distributes bonus shares of any class, except if such bonus shares are distributed in the framework of the Merger (in which case the provisions of this Section 13.1 shall not apply), Holder’s rights in accordance with this Warrant will be retained in such a manner that the number of shares the Holder would be entitled to receive upon exercise of this Warrant, will be increased by the number of shares of that class the Holder would have been entitled to receive as bonus shares had it exercised this Warrant in full by the last trading day prior to the “ex day”.

13.2. Adjustments due to distribution of dividends. If, at any time, the Company shall distribute a dividend, the Exercise Price shall be reduced by an amount equal to the per-share distribution on the record date fixed for the purpose of such distribution.

13.3. Adjustments due to consolidation or split. If at any time, the Company shall consolidate or split its share capital, the number of Warrant Shares, not yet exercised at such time, shall increase or decrease, as the case may be, following such action and the Exercise Price shall increase or decrease in a manner inversely proportional to the increase or decrease in the number of Warrant Shares.

13.4. Adjustments due to merger. If, at any time, the Company merges with another company, and as a result of the merger the part of the Warrant Shares not yet exercised is replaced with shares of such other company (the “New Shares”), this Warrant will apply to that number of New Shares for which the unexercised Warrant Shares have been replaced, and the Exercise Price will be adjusted as follows: the adjusted Exercise Price will equal (i) the product of the number of Warrant Shares not yet exercised and the Exercise Price, divided by (ii) the number of New Shares.

13.5. Adjustment due to Recapitalization. If the Company at any time while this Warrant, or any portion thereof, remains outstanding and unexpired, shall, by reorganization or reclassification of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist, into the same or a different number of securities of any other class or classes (including, without limitation, in case of conversion of all shares of the class as to which purchase rights under this Warrant exist into shares of Ordinary Shares), this Warrant shall thereafter represent the right to acquire such number and kind of securities, as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such reorganization or reclassification or other change and the Exercise Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that this Warrant shall be exercisable into, in lieu of the number of Warrant Shares which the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of shares that would have been subject to receipt by the Holder, had the Holder exercised the Warrant immediately before such change.

14. Limitation on Transfers.

This Warrant is not transferable. Any transfer of the Warrant Shares following the exercise of the Warrant, shall be subject to the transfer restrictions set forth in the Company’s Articles of Association as in effect from time to time, and to any applicable laws, rules and regulations.

15. Successors and Assigns.

The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

16. Rights of the Holder.

Other than as expressly set forth herein, prior to the exercise of this Warrant and issuance of the Warrant Shares (or the date on which the Holder is deemed to be the Holder of the Warrant Shares pursuant to Section 7.2 above), the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company.

17. Further Assurances.

The Company shall perform such further acts and execute such further documents as may be necessary to carry out and give full effect to the provisions of this Warrant and the intentions of the parties as reflected hereby.

18. Titles and Subtitles.

The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

19. Notices.

All notices and other communications given or made pursuant to this Warrant shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day (i.e. such date when majority of the banks in Israel are open for business), or (c) one (1) Business Day following deposit with a nationally/internationally recognized overnight courier, freight prepaid specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below or to such e-mail address, or address as subsequently modified by written notice given in accordance with this Section 19:

If to the Company:	Holisto Ltd.
2 Sderot Nim Blvd.
Rishon Lezion
Israel
Attn: Eran Shust, CEO
Email: eran@splittytravel.com

With a copy to
(which will not constitute a notice):	Shibolet & Co., Law Firm
4 Yitzhak Sadeh St.
Tel Aviv 6777520
Israel
Attn: Ofer Ben-Yehuda, Adv.; Daniel Kariv, Adv.
Email: o.ben-yehuda@shibolet.com; d.kariv@shibolet.com

If to the Lead Lender:	[ ]
[address]
[Attn:]
[Email:]

With a copy to
(which will
not constitute a notice):	[name]
[address]
[Attn:]
[Email:]

20. Severability; Survival.

If any provision of this Warrant is determined to be invalid, illegal or unenforceable, the invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. In the event of any such determination, then, the parties agree to negotiate in good faith to modify this Warrant to fulfill as closely as possible the original intents and purposes hereof. Termination or expiration of this Warrant shall not, however, relieve or release the Company from obligations which by their nature should survive the termination or expiration thereof.

21. Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any party under this Warrant, upon any breach or default of under this Warrant, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

22. Amendments and Waivers.

Any term of this Warrant may be amended (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder. The observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written waiver of the party so waiving its right.

23. Counterparts; Electronic Signatures; Status as Certificated Security.

This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.  Company, Holder and any other party hereto may execute this Warrant by electronic means and each party hereto recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof. To the extent that this Warrant or any agreement subject to the terms hereof or any amendment hereto is executed, recorded or delivered electronically, it shall be binding to the same extent as though it had been executed on paper with an original ink signature. The fact that this Warrant is executed, signed, stored or delivered electronically shall not prevent the Holder to enforce the terms hereof. Physical possession of the original of this Warrant or any paper copy thereof shall confer no special status to the bearer thereof.

24. Governing Law; Jurisdiction.

This Warrant shall be governed by and construed in accordance with the laws of the State of Israel without giving effect to its conflict of laws or rules. Any dispute arising under or in relation to this Warrant shall be resolved exclusively in the competent court in Tel Aviv-Jaffa and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

25. Tax.

25.1. Holder shall bear full responsibility for all tax obligations and consequences relating to the transfer or exercise of this Warrant or sale of the Warrant Shares issuable upon the exercise of this Warrant, which by their nature apply to holders of warrants. In the event that the Company is required under applicable law to withhold any tax as a result of the exercise of this Warrant and/or the issuance of the Warrant Shares underlying the Warrant, the Company will be entitled to withhold such taxes in accordance with applicable law; provided, however, that if Holder provides the Company with a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate or any other instructions regarding the payment of withholding taxes issued by the Israeli Tax Authority (each, a “Tax Certificate”), then such withholding (if any) shall be made only in accordance with the provisions of such Tax Certificate.

25.2. In the event that the Company is required under Israeli law to withhold taxes in connection with the transfer, adjustments or exercise of this Warrant and/or the issuance of the Warrant Shares, the Company shall be entitled to (i) deduct such amounts from any cash consideration payable to the Holder in its capacity as Holder of this Warrant, and (ii) absent of such sufficient cash consideration, the Holder shall deliver to the Company an amount in cash representing the amount of tax which the Company reasonably determines that it is required according to applicable law to withhold in connection with the transfer, adjustments, exercise of this Warrant and/or the issuance of the Warrant Shares, under applicable Israeli law provided that: (A) within a reasonable time prior to making any tax withholding payment, the Company shall advise Holder in writing of such proposed payment in order to allow Holder to present to the Company a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate or any other instructions regarding the payment of withholding taxes issued by the Israel Tax Authority, and (B) the Company will reasonably cooperate with Holder in connection with any information and documentation reasonably required by Holder in connection with credits, exemptions, rebates, or other benefits to be obtained by Holder in connection with such withholding payments made by the Company, which credits, exemptions, rebates, or other benefits shall be property of the Holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Warrant to be executed by their duly authorized representatives effective as of the date hereof.

COMPANY:

Holisto Ltd.

By:
Name:
Title:

HOLDER:

[name]
By:
Name:
Title:

[Signature Page Warrant]

Exhibit A to Warrant

NOTICE OF EXERCISE

To: Holisto Ltd.

1.	The undersigned hereby exercises its right to purchase [insert number of shares], of Holisto Ltd. (the “Purchased Shares”), pursuant to the terms of the attached Warrant, and tenders herewith payment of the aggregate Exercise Price for such shares as follows:

[   ]       Wire transfer of immediately available funds to the Company’s account.

[   ]       Net Exercise pursuant to Section 6 thereof (pending determination of the Board of Directors of the Company [Y/N]).

2.	Please issue a certificate representing the Purchased Shares in the name of the undersigned.

3.	Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned (to the extent applicable).

4.	By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 10 of the Warrant as of the date hereof, and reiterates its/his/her undertakings in Section 11 thereof.

HOLDER:

(Date)	(Print Name)

(Signature)